Exhibit 10(k)

CLECO GROUP LLC
INTERIM EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into by and between Peggy Scott (“Executive”), and Cleco Group LLC, a Delaware limited liability company (the “Company”), to be effective as set forth below.

1.	Employment; Term:

1.1    Position; Reporting; Duties.  Subject to the terms and conditions set forth in this Agreement, the Company shall employ Executive as Interim Chief Executive Officer (“CEO”) of the Company and its wholly owned subsidiary, Cleco Corporate Holdings LLC, and in such other capacity or capacities as Executive and the Company may agree upon from time to time.  Executive shall report to the Company’s board of managers. Executive’s duties and responsibilities shall be to (i) perform oversight and monitoring of the operations of the Company’s operating subsidiaries; (ii) to be the principal liaison from the Company’s board of managers to the senior management of the Company’s operating subsidiaries, and (iii) to assist the Company in its search for a permanent CEO.

1.2    Term.  Executive’s employment under this Agreement shall commence as of February 8, 2017 (the “Effective Date”) and shall continue until a permanent CEO is in place for the Company and its subsidiaries (the period between the Effective Date and the termination of this Agreement referred to herein as the “Employment Term”). At the end of the Employment Term, no further compensation shall be paid under this Agreement, except for accrued and unpaid compensation and benefits under Section 2 of this Agreement.

1.3    Time Devoted to Duties.  Not including travel time to the Company’s facilities should Executive determine that her presence there is necessary, during the Employment Term Executive shall devote up to four days per month to performing the duties described in Section 1.1.

1.4    No Violation of Executive’s other Obligations.  Executive represents and warrants that neither the terms of this Agreement nor her performance of her duties under it will constitute a violation or breach of any employment, severance, non-competition, or similar contract or covenant to which Executive is a party or by which Executive is bound.

1.5    Executive’s Continued Service as a Company Director. During the Employment Term, Executive shall continue to serve, so long as she is elected and reelected, on the boards of managers of the Company, Cleco Corporate Holdings, and Cleco Power LLC (“Cleco Power”) and as Chair of the boards of managers of the Company, Cleco Corporate Holdings, and Cleco Power and shall be compensated separately for her service in those capacities in accordance with her separate agreement covering those services.

1.6    Other Activities; Business Opportunities. Nothing contained in this Agreement shall prevent Executive from engaging in any other activities or businesses that are not competitive with the business of Cleco Power. Executive shall not be obligated to account to the Company for any profits or income earned or derived from such other activities or businesses, nor shall she be obligated to inform the Company of any business opportunity of which she becomes aware or in which she participates that is not competitive with the business of Cleco Power.

2.Compensation and Benefits:

2.1    Base Compensation.  During the Employment Term, for her services under this Agreement the Company shall pay Executive base compensation at an annual rate of $270,000. Any amount payable hereunder shall be paid in equal installments in accordance with the Company’s regular payroll practices and policies (Executive’s “Base Compensation”). Executive’s Base Compensation shall be reviewed annually and may be increased by the board of managers, in its sole discretion. If Executive is required to devote more than four days per month to performing the duties described in Section 1.1, Executive shall be paid a daily rate of $3,750 for each day worked in excess of four days.

2.2    Bonuses, Incentives and Other Benefits.  During the Employment Term, Executive shall be eligible for bonuses in the discretion of the Company’s board of managers. Executive shall not be eligible to participate in either of the Company’s Annual or Long-Term Incentive Plans or its Supplemental Executive Retirement Plan. Executive shall be entitled to participate, on the same terms as apply to the senior management of the Company’s operating subsidiaries, in all other benefits plans, policies, and programs that are maintained by the Company or its operating subsidiaries, including without limitation profit sharing, life insurance, and group medical and other welfare benefit plans.  Any coverage, participation, payments or benefits under any of the foregoing shall be subject to and determined in accordance with the specific terms and conditions of the documents evidencing any such separate plans, policies, and programs.

2.3    Reimbursement of Expenses.  Commencing as of the execution of this Agreement, the Company shall reimburse Executive for such reasonable and necessary travel and other expenses as are incurred in carrying out her duties hereunder, consistent with the Company’s standard policies and annual budget.  The Company will also reimburse Executive for the reasonable fees of her counsel in negotiating this Agreement. The Company’s obligation to reimburse Executive hereunder shall be contingent upon the presentment by Executive of an itemized accounting of such expenditures in accordance with the Company’s standard policies.

3.

3.1    Termination by the Company; Termination by Executive.  The Company’s board of managers may terminate this Agreement and Executive’s employment hereunder, at any time, upon 30 days’ prior written notice to Executive, or such shorter period as may be agreed upon by Executive. Executive may also terminate this Agreement and her employment hereunder, upon 30 days’ prior written notice to the Board, or such shorter period as may be agreed upon by the Company’s board of managers and Executive.  In such event, no additional payments or benefits shall be due hereunder, except as may be provided under a separate plan, policy or program evidencing a retirement or other benefit plan or as may be required by law to be provided.

3.2    Return of Property.  Upon termination of this Agreement for any reason, Executive shall promptly return to the Company all of the property of the Company and its Affiliates, including, without limitation, automobiles, equipment, computers, fax machines, portable telephones, printers, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any Confidential Information that is in the possession or under the control of Executive, regardless of the form in which it is held or maintained.

4.    Confidential Information.  Executive recognizes and acknowledges that commencing as of her execution of this Agreement and at all times during her Employment Term, she has and will have access to confidential, proprietary, non-public information concerning the Company and its Affiliates, which may include, without limitation, (a) books and records relating to operations, finance, accounting, personnel and management, (b) cost, price, rate and volume data, future price, rate and trading plans, and test data, (c) product design and development, (d) records, computer software, customer lists, information obtained on competitors, and sales tactics, and (e) various other non-public trade or business information, including business opportunities, potential acquisitions, marketing, business diversification plans, acquisitions, methods and processes, and financial data and the like (collectively, the “Confidential Information”).  Executive agrees that she will not at any time, either while employed by the Company or afterwards, make any independent use of, or disclose to any other person or organization (except as authorized by the Company or pursuant to law, court order or administrative process with subpoena powers) any of the Confidential Information.

5.    General:

5.1    Assistance with Litigation.  For one year after the Employment Term, subject to her availability after allowing for her other business and personal duties and obligations, Executive will make herself reasonably available to the Company to assist it in connection with litigation in which the Company or an Affiliate is then or may become involved. The Company shall compensate Executive for these services at a daily rate of $3,750.

5.2    Headings.  Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.3    Entire Agreement.  This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein.

5.4    Amendments.  This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

5.5    Choice of Law.  The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Louisiana applicable to contracts made to be performed wholly within such state.

5.6    Notices.  All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier to a telecopier number given below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Executive:              Peggy Scott
Last address on file with the Company

If to the Company:         Cleco Corporate Holdings LLC
2030 Donahue Ferry Road
Pineville, LA 71360
Telecopier: 318- 484-7777
Attention: General Counsel

or to such other addresses as a party may designate by notice to the other party.

5.7    Assignment.  This Agreement will inure to the benefit of and be binding upon the Company, its Affiliates, and their successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company’s assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined, and will inure to the benefit of and be binding upon Executive, her heirs, estate, legatees and legal representatives.  If payments become payable to Executive’s surviving spouse or other assigns and such person thereafter dies, such payment will revert to Executive’s estate.

5.8    Severability.  Each provision of this Agreement is intended to be severable.  In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not contained herein.  Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Agreement without such provision.

5.9    Withholding.  As a condition of the receipt of any payment or benefit hereunder, the Company or an Affiliate shall be entitled to withhold any federal, state or local taxes required by law to be withheld.

5.10    Survival.  Notwithstanding anything herein to the contrary, rights and obligations of Executive under Section 4 hereof, shall remain operative and in full force and effect regardless of such expiration or termination. The rights and obligations of the parties set forth in this Section 5 shall further survive any expiration or termination of the Agreement.

5.11    Waiver.  The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

5.12    Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Both the Company and Executive hereby consent to this binding arbitration provision. The existence of any claim or cause of action by Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or any of its Affiliates of any provision hereof.  The Company’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies.

5.13    Construction.  The language in all parts of this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party.  In drafting this Agreement, Executive has been fully represented by counsel of Executive’s choosing, and the terms of this Agreement have been fully negotiated by the parties hereto.  The parties agree that, in the event of any ambiguity, this Agreement should not be construed against the Company as a result of being drafted by counsel for the Company.

5.14    Source of Payments.  Payments hereunder shall be made from the general funds of the Company.  Executive’s status with respect to amounts owed hereunder shall be that of a general unsecured creditor of the Company, and Executive shall have no right, title, or interest whatsoever in or to any asset of the Company or any investment which the Company may have acquired to meet its obligations hereunder.   Nothing contained in this Agreement shall be deemed or be construed to create a trust of any kind or other fiduciary relationship between the Company and Executive or any other person.

5.15    Indemnification. The provisions of Section 5.03 of the Operating Agreement of Cleco Corporate Holdings LLC shall be incorporated herein by reference and shall apply fully to Executive.

This Executive Employment Agreement is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as of the Effective Date designated above.

Cleco Group LLC:	Peggy Scott:

By: /s/ Terry Taylor	/s/ Peggy Scott
Terry Taylor

Its: Chief Financial Officer	Date: 2/21/2017

Date: 2-21-17